Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Second Quarter 2010 Financial Results and Operating Performance

Roanoke, Va. – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net loss of $2.7 million for the 2nd quarter of 2010 after a $3.3 million Provision for Loan Losses. This compared to a net loss of $49 thousand for the second quarter of 2009. A net loss of $2.4 million was realized for the six month year-to-date period ended June 30, 2010 vs. net income of $145 thousand during the same period last year. After net accumulated dividends on preferred stock of $300 thousand in 2010, the Company had a net loss available to common shareholders of $(.84) per share for the six month period ended June 30, 2010, compared with $.04 of net income per share in 2009.

“We have proactively increased our Allowance for Loan Losses to a level more in line with that of our peer banks as well as aggressively pursued problem credits,” stated Susan K. Still, President and CEO. “We also continue to be very pleased with the Company’s sustained growth in core revenue and earnings.” Still said.

Core earnings from operations have continued to grow each quarter for the past six quarters. Net Interest Income increased to $2.7 million in the 2nd quarter of 2010, a 47% increase over $1.8 million realized in the second quarter of 2009. Year-to date Operating Income before the Allowance increase and dividends was $1.3 million for the six months ended June 30, 2010 vs. $350 thousand for the first six months of 2009. A steady increase in interest income from loans and investments as well as continued improvement in funding costs for the sixth consecutive quarter also resulted in a higher net interest margin of 3.23% in the 2nd quarter of 2010 vs. 2.92% for the 2nd quarter of 2009.

Included in net income from operations, net of the loan loss provision, was a 27% increase in non-interest income to $205,000 in the 2nd quarter of 2010 vs. $161 thousand during the 2nd quarter of 2009. A notable increase in the Company’s income from growing commercial and retail deposit accounts as well as an increase in brokerage income during 2010 from the Company’s residential mortgage business contributed to this increase.

“Our focus and commitment remain on proactively growing our business in both the Roanoke and New River Valleys, actively serving our communities and prudently working with our customers during these difficult times.” continued President Still.

Balance Sheet

Total assets grew to $347.4 million at June 30, 2010, an increase of $62.2 million or 22% since the end of second quarter of 2009. While loan demand slowed during 2010, the Company continued to grow its market share of both retail and commercial banking relationships. Total loans amounted to $266.3 million at June 30, 2010, an increase of 10% over the second quarter of 2009. Total deposits increased $43 million to $286.1 million at the end of the second quarter of 2010, representing a 16% increase from the end of the second quarter of 2009.

HomeTown Bankshares’ risk-based and tangible capital ratios continued to remain well above regulatory standards for well-capitalized banks.

Asset Quality

Due to the challenging economic environment, the level of nonperforming loans increased at June 30, 2010, but continued to compare favorably to our peer banks. Nonperforming loans rose to $5.3 million at June 30, 2010 or 1.98% of total loans, comparing favorably to a peer average of 3.20%. OREO properties, in the process of sale, totaled $647 thousand at June 30, 2010, up from $507 thousand at June 30, 2009.

The Company’s loan loss provision for the quarter was $3.3 million, reflective of the net loan losses for the quarter ending June 30, 2010 of $1.52 million. The allowance for loan losses totaled $4.96 million or 1.9% of loans at June 30, 2010 vs. $2.4 million and 1.1%, respectively, at June 30, 2009.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.